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                                               CREDIT SUISSE FIRST BOSTON CORPORATION
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                                               Eleven Madison Avenue             Telephone
                                               212 325 2000
                                               New York, NY 10010-3629
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                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)
                                       of
                             Micro Warehouse, Inc.
                                       at
                              $19.00 Net Per Share
                                       by
                      Bridgeport Acquisition Corporation,
                          a wholly-owned subsidiary of
                           Bridgeport Holdings Inc.,
                                     and by
                             Micro Warehouse, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
             FRIDAY, JANUARY 28, 2000, UNLESS THE OFFER IS EXTENDED

                                                               December 28, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Bridgeport Acquistion Corporation, a Delaware corporation ("Acquisition") and a wholly-owned subsidiary of Bridgeport
Holdings Inc., a Delaware corporation ("Parent") and an affiliate of BYOWC Partners LLC, a Delaware limited liability company ("BYOWC"), and by Micro Warehouse, Inc., a Delaware corporation (the "Company" and, together with Acquisition, the "Purchasers"), to act as Dealer Manager in connection with the Purchasers' offer to purchase all of the outstanding shares of common stock, par value $.01 per share, including the associated preferred share purchase rights (collectively, the "Shares"), of the Company, at a price of $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 28, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), copies of which are enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), among BYOWC, Parent, Acquisition and the Company.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    For your information and for forwarding to your clients, we are enclosing the following documents:

        1. The Offer to Purchase.

        2. The Letter of Transmittal to be used by stockholders of the Company in accepting the Offer, including a Certification of Taxpayer Identification
    Number on Substitute Form W-9. Facsimile copies of the Letter of Transmittal
    (with manual signatures) may be used to tender Shares.
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                                               CREDIT SUISSE FIRST BOSTON CORPORATION
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        3. A letter to stockholders of the Company from Peter Godfrey, Chairman of the Board, Chief Executive Officer and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated
    December 28, 1999 filed by the Company with the Securities and Exchange
    Commission.

        4. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee with space provided for obtaining such clients' instructions with regard to the Offer.

        5. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Shares are not immediately available or if time will not permit all required documents to reach the Depositary (as defined below) prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2 of the Offer to Purchase.

        7. A return envelope addressed to EquiServe L.P., c/o State Street Bank & Trust Company, Corporate Actions, P.O. 9573, Boston, MA 02205-9573 (the "Depositary").

    Your attention is directed to the following:

        1. The tender price is $19.00 per Share, net to the seller in cash, without interest, upon the terms and conditions set forth in the Offer to Purchase.

        2. The Board of Directors of the Company has unanimously determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined in the Offer to Purchase), are fair to, and in the best interests of, the Company and its stockholders, has unanimously approved the Merger Agreement, the Offer and the Merger and unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        3. The Offer and withdrawal rights will expire at 5:00 P.M, New York City time, on Friday, January 28, 2000, unless the Offer is extended.

        4. The Offer is being made for all of the outstanding Shares. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes, together with any Shares owned by BYOWC, 51% of the Shares outstanding on a fully diluted basis. BYOWC currently owns approximately 4.3% of the Shares outstanding on a fully diluted basis. Certain stockholders of the Company who collectively own approximately 10.1% of the Shares outstanding on a fully diluted basis have agreed to tender their Shares in the Offer. The Offer is also conditioned upon the receipt by Acquisition of certain debt and equity financing necessary to consummate the Offer and the Merger and the availability to the Company of a new credit facility following consummation of the Offer. Credit Suisse First Boston, New York branch, and CIBC Inc. have executed a commitment letter to provide the debt financing and the new credit facility. FS Equity Partners IV, L.P., a private equity investment fund managed by Freeman Spogli & Co. LLC, has executed a commitment letter to provide the portion of the equity financing on which the Offer is conditioned. See Section 10 of the Offer to Purchase for a discussion of the financings, including the conditions to the financings. The Offer is also subject to certain other conditions. See
    Section 17 of the Offer to Purchase.

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        5. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchasers pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchasers will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

    The Purchasers will not pay any fees or commissions to any broker or dealer or to any other person (other than the Depositary, the Information Agent and the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchasers will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Purchasers will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to them, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Friday, January 28, 2000, unless the Offer is extended.

    Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (800) 881-8320 (call toll free).

                                        Very truly yours,

                                        Credit Suisse First Boston Corporation

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE PURCHASERS, PARENT, BYOWC, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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